Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEXUS REPORTS RECORD FISCAL 2012 REVENUE OF $2.3 BILLION
ANNOUNCES $50 MILLION SHARE REPURCHASE APPROVAL

Plexus Reports Fiscal Fourth Quarter Revenue of $595 Million

Initiates Q1 Fiscal 2013 Revenue Guidance of $550 - $580 Million

Establishes $23 Million Valuation Allowance for Deferred Tax Assets

NEENAH, WI, October 24, 2012 — Plexus Corp. (NASDAQ: PLXS) today announced:

	Three Months Ended
(US$ in thousands, except EPS)	September 29, 2012 Q4 F12	June 30, 2012 Q3 F12	October 1, 2011 Q4 F11
Revenue	$594,789	$608,819	$538,130
Gross profit	$56,244	$57,393	$50,288
Operating profit	$27,349	$27,280	$22,035
Net income	$728	$23,533	$18,323
Earnings per share	$0.02	$0.66	$0.52
Net income, before special charge	$23,513	$23,533	$18,323
Earnings per share, before special charge	$0.66	$0.66	$0.52

Gross margin	9.5%	9.4%	9.3%
Operating margin	4.6%	4.5%	4.1%
Return on invested capital	15.5%	15.0%	15.6%

Fiscal 2012 Results:

•	Revenue $2.31 billion, up 3.4% over prior year

•	Diluted EPS: $1.75, including $0.33 per share of stock-based compensation expense and $0.64 for special, non-cash charge related to the valuation allowance for deferred tax assets

•	Diluted EPS, excluding special charge: $2.39

•	Return on invested capital (ROIC): 15.5%

Q4 Fiscal 2012 Results (quarter ended September 29, 2012):

•	Revenue: $595 million, relative to our guidance of $590 to $620 million

•	Diluted EPS: $0.02, including $0.08 per share of stock-based compensation expense and $0.64 for special, non-cash charge related to the valuation allowance for deferred tax assets

•	Diluted EPS, excluding the special charge: $0.66, relative to our guidance of $0.60 to $0.66

Q1 Fiscal 2013 Guidance:

•	Revenue: $550 to $580 million

•	Diluted EPS: $0.50 to $0.55, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Fiscal 2012 was a year of many challenges and mixed results. For the year, we managed to grow revenues 3.4% to a record $2.3 billion and we delivered return on invested capital of 15.5%, 300 basis points above our weighted average cost of capital. Our new business wins performance was strong throughout the year, with cumulative wins during the fiscal year of $956 million; however, global macroeconomic challenges weighed heavily on many of our customers' end markets. As a consequence, we experienced forecast erosion of our base business, escalated pricing pressure, particularly in our Networking/Communications sector, and some of our new business program ramps were muted or delayed. While I was pleased that we were able to grow and drive the fundamentals of shareholder value creation in a difficult environment, both our revenue growth and return on invested capital performance were below our enduring goals.”

Mr. Foate continued, “Focusing on our fiscal fourth quarter, our revenue result was at the lower end of our guidance range, down 2% sequentially to $595 million. Our diluted EPS of $0.66, excluding the special charge, was at the high-end of our guidance range as we benefited from a reduction in our effective tax rate during the fiscal fourth quarter. While the end-market demand environment continues to be soft, our new business development results were strong again this quarter. Our teams won 28 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $234 million in annualized revenue when fully ramped into production. As always, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders, which can be influenced by economic and other factors. Our funnel of qualified business opportunities decreased slightly during the quarter to $2.1 billion; however, it continues to be robust given the high level of new program wins over the past five fiscal quarters.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.5% for the fiscal fourth quarter, within our expected range. Selling and administrative expenses were slightly below the low end of our expectations as a result of reduced variable incentive compensation expense. As a result, our operating margin was 4.6%, consistent with our expectations.”

Ms. Jones continued, “The deterioration of our fiscal 2013 forecasts in the past few weeks has, for the near term, impacted our forecasted profitability in the Americas region, prompting an assessment of the utilization of deferred tax assets. As a consequence, we have established a valuation allowance resulting in an additional tax provision of approximately $23 million in the fiscal fourth quarter of 2012. Although this non-cash valuation allowance reduces the value of the net deferred tax assets on the balance sheet, we will still be able to utilize deferred tax assets to reduce future tax obligations in profitable periods. In addition, we clearly intend to improve profitability in the Americas region. Should this improvement occur, it may prompt a reassessment and potential reversal of some or all of the valuation allowance to reduce future tax obligations. Excluding the impacts of the valuation allowance, we recorded a tax rate for fiscal 2012 of 7%, slightly below our earlier expectation of 9%.”

Ms. Jones continued, “Fiscal fourth quarter cash cycle days including customer deposits were 63 days, in the middle of our expected range and consistent with the fiscal third quarter. Days in receivables were two days higher than the prior quarter. Inventory days had another healthy reduction of three days as a result of our ongoing efforts to optimize inventory levels. This reduction was partially offset by a one day decrease in accounts payable days. We generated free cash flow of $22 million during the quarter and $94 million during the fiscal year.”

Ms. Jones concluded, “On October 23, 2012 the Plexus Board of Directors approved a new stock repurchase program under which the Company is authorized to repurchase up to $50 million of its common stock, which is approximately 5% of current market capitalization. This program will be funded with existing cash and is expected to be executed quarterly, on a relatively consistent basis over fiscal 2013 (though timing is not certain). This program reflects our desire to return cash to shareholders in a disciplined way and our commitment to total shareholder return; we will evaluate returning cash to shareholders during our annual strategic planning process.”

Mr. Foate continued, “We are establishing fiscal first quarter 2013 revenue guidance of $550 to $580 million. At that level of revenue we anticipate diluted EPS of $0.50 to $0.55, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal first quarter revenue will be down 5% when compared to our fiscal fourth quarter, and reflects weakening demand in our customers' end-markets.”

Mr. Foate concluded, “Looking further ahead, we anticipate that the macro-economic environment will continue to be challenging, making longer-range growth projections exceptionally difficult. Our optimism about longer-term growth is anchored in our strong new wins performance over the past year; that optimism is tempered by our customers' end-market outlook that appears to have deteriorated meaningfully in the past few weeks. With this difficult macro backdrop, we currently anticipate a challenging start to our fiscal year, while we currently expect a better outlook in the second half. We have already initiated certain actions to adjust our cost structure to our near-term lower revenue outlook. We will continue to evaluate other actions to protect our operating performance should the environment degrade further.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”) and free cash flow. ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management's performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company's focus on its global business and market development sector strategy.

Beginning in fiscal 2013, we are renaming our Medical sector to the Healthcare/Life Sciences sector.  This change stems from our evolving strategy and enhanced capabilities within this market and reflects the industry's continuing approach towards holistic patient care.   Healthcare/Life Sciences more accurately defines this growing industry, aligns with our existing and targeted customer base and enables future sustained growth.

Market Sector ($ in millions)	Q4 F12		Q3 F12		Q4 F11
Networking/Communications	$228	38%	$237	39%	$214	40%
Healthcare/Life Sciences	$138	23%	$127	21%	$112	21%
Industrial/Commercial	$159	27%	$187	31%	$157	29%
Defense/Security/Aerospace	$70	12%	$58	9%	$55	10%
Total Revenue	$595		$609		$538

FISCAL Q4 SUPPLEMENTAL INFORMATION

•
ROIC for the fiscal fourth quarter was 15.5%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling five-quarter period for the fourth quarter and a rolling four-quarter period for the third quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $41 million for the quarter. Capital expenditures for the quarter were $19 million. Free cash flow was positive for the quarter, at approximately $22 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 55% of revenue during the quarter, down 5 percentage points from the previous quarter.

•	Juniper Networks, Inc., with 13% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F12	Q3 F12	Q4 F11
Days in Accounts Receivable	49	47	48
Days in Inventory	78	81	85
Days in Accounts Payable	(58)	(59)	(57)
Days in Cash Deposits	(6)	(6)	(6)
Annualized Cash Cycle	63	63	70

Conference Call/Webcast and Replay Information:

What:        Plexus Corp.'s Fiscal Q4 Earnings Conference Call

When:        Thursday, October 25th at 8:30 a.m. Eastern Time

Where:    (800) 264-7882 with confirmation number 33464984
http://www.media-server.com/m/p/td5wxzrr

Replay:
The call will be archived until November 1, 2012 at midnight Eastern Time http://www.media-server.com/m/p/td5wxzrr or via telephone replay at (888) 843-7419 or (630) 652-3042 with confirmation number 33464984

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. - The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; the risk that our agreement with Kontron does not result in the revenues or margins anticipated by us; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to expand in Romania and the United States, and other recent, planned and potential future expansions; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company's Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011). In addition, we cannot provide assurances as to whether or when any repurchases under our share repurchase program will be made.

(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$594,789	$538,130	$2,306,732	$2,231,232
Cost of sales	538,545	487,842	2,086,819	2,016,490
Gross profit	56,244	50,288	219,913	214,742
Operating expenses:
Selling and administrative expenses	28,895	28,253	115,754	113,563
Operating income	27,349	22,035	104,159	101,179
Other income (expense):
Interest expense	(3,859)	(4,085)	(16,064)	(11,649)
Interest income	417	413	1,761	1,367
Miscellaneous	(168)	613	1,375	1,206
Income before income taxes	23,739	18,976	91,231	92,103
Income tax expense	23,011	653	29,142	2,847
Net income	$728	$18,323	$62,089	$89,256

Earnings per share:
Basic	$0.02	$0.53	$1.78	$2.34
Diluted	$0.02	$0.52	$1.75	$2.30

Weighted average shares outstanding:
Basic	35,040	34,852	34,874	38,063
Diluted	35,648	35,486	35,529	38,800

PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	September 29, 2012		June 30, 2012		October 1, 2011
Operating income	$—		$76,810		$—
	÷	—	÷	3	÷	—
	—		25,603		—
	x	—	x	4	x	—
Annualized operating income	104,159		102,413		101,179
Tax rate	7%		9%		3%
Tax impact	-	7,291	-	9,217	-	3,035
Operating income (tax effected)	$96,868		$93,196		$98,144

Average invested capital	$623,021		$623,320		$627,610
ROIC	15.5%		15.0%		15.6%

	September 29, 2012	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$649,022	$638,573	$615,296	$581,811	$558,882
Plus:
Debt—current	10,211	13,838	17,518	17,446	17,350
Debt—non-current	260,211	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(297,619)	(277,909)	(257,754)	(248,284)	(242,107)
	$621,825	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 fourth quarter average invested capital (September 29, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and October 1, 2011) was $623,021.
Fiscal 2012 third quarter average invested capital (June 30, 2012, March 31, 2012, December 31, 2011, and October 1, 2011) was $623,320.

	October 1, 2011	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$558,882	$572,657	$630,403	$680,474	$651,855
Plus:
Debt—current	17,350	17,191	17,119	17,052	17,409
Debt—non-current	270,292	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(242,107)	(208,729)	(123,381)	(149,498)	(188,244)
	$604,417	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 fourth quarter average invested capital (October 1, 2011, July 2, 2011, April 2, 2011, January 1, 2011, and October 2, 2010) was $627,610.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended September 29, 2012 cash flow provided by operations was approximately $41 million less capital expenditures of approximately $19 million, resulting in free cash flow of approximately $22 million.

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net income, as reported	$728	$18,323	$62,089	$89,256
Non-GAAP adjustments:
Valuation allowance	22,785	—	22,785	—
Net income, as adjusted	$23,513	$18,323	$84,874	$89,256

Diluted earnings per share, as reported	$0.02	$0.52	$1.75	$2.30
Non-GAAP adjustments:
Valuation allowance	0.64	—	0.64	—
Diluted earnings per share, as adjusted	$0.66	$0.52	$2.39	$2.30

Income before taxes, as reported			$91,231	$92,103

Income tax expense, as reported			$29,142	$2,847
Non-GAAP adjustments:
Valuation allowance			(22,785)	—
Income tax expense, as adjusted			$6,357	$2,847

Effective tax rate:
As reported			31.9%	3.1%
As adjusted			7.0%	3.1%

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 29, 2012	October 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$297,619	$242,107
Accounts receivable	323,210	284,019
Inventories	457,691	455,836
Deferred income taxes	2,232	15,750
Prepaid expenses and other	15,785	10,858
Total current assets	1,096,537	1,008,570
Property, plant and equipment, net*	265,191	247,816
Deferred income taxes	4,335	12,470
Other*	42,136	35,669
Total assets	$1,408,199	$1,304,525
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10,211	$17,350
Accounts payable	341,276	307,152
Customer deposits	36,384	30,739
Accrued liabilities:
Salaries and wages	45,450	42,101
Other	46,550	57,335
Total current liabilities	479,871	454,677
Long-term debt and capital lease obligations, net of current portion	260,211	270,292
Other liabilities	19,095	20,674
Total non-current liabilities	279,306	290,966
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,851 and 48,298 shares
issued, respectively, and 35,097 and 34,544 shares outstanding, respectively	489	483
Additional paid-in-capital	435,546	415,556
Common stock held in treasury, at cost, 13,754 shares for both periods	(400,110)	(400,110)
Retained earnings	596,913	534,824
Accumulated other comprehensive income	16,184	8,129
Total shareholders’ equity	649,022	558,882
Total liabilities and shareholders’ equity	$1,408,199	$1,304,525

*Amounts in the prior year balance sheet have been revised to adjust the prior classification, as previously disclosed.

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